MOBILE INFRASTRUCTURE CORPORATION

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:            The title of the document being corrected is Articles of Amendment and Restatement (the “Articles”).

SECOND:       The sole party to the Articles is Mobile Infrastructure Corporation, a Maryland corporation (the “Corporation”).

THIRD:           The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on September 23, 2015.

FOURTH:       The second sentence of Section 5.1. of Article V of the Articles as previously filed with the SDAT is set forth below:

The aggregate par value of all authorized Shares having par value is $11,000.00.

FIFTH:            The second sentence of Section 5.1. of Article V of the Articles as corrected hereby is set forth below:

The aggregate par value of all authorized Shares having par value is $10,000.00.

SIXTH:           The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 1st day of March, 2022.

ATTEST:	MOBILE INFRASTRUCTURE CORPORATION

/s/ Stephanie Hogue	By: /s/ Manuel Chavez III (SEAL)
Name: Stephanie Hogue	Name: Manuel Chavez III
Title: Secretary	Title: Chief Executive Officer